Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 01/21/2021 01:36 PM
Original ID: 2010-000588847
Amendment ID: 2021-003108405

Profit Corporation
Articles of Amendment

1. Corporation name:

Futuris Company

2. Article number(s) 3 is amended as follows:

***Article number(s) is not your filing ID number.** Example: 2000-000123456*

1. DESIGNATION AND AMOUNT; DIVIDENDS
   a. Designation. The designation of said series of preferred stock shall be Series M Preferred Stock,$0.0001 par value per share (the " Series M Preferred Stock").
   b. Number of Shares. The number of shares of Series M Preferred Stock authorized shall be two hundred and seventy-three thousand (273,000) shares. Each share of Series M Preferred Stock shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the " Series M Stated Value").
   c. Dividends. Initially, there will be no dividends due or payable on the Series M Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation' s Certificate of Incorporation. Any nd all such future terms concerning dividends shall be be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 11/30/2020
(Date – mm/dd/yyyy)

RECEIVED
JAN - 6 2021
WYOMING
SECRETARY OF STATE

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

[ ] **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

[X] **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

[ ] **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 01/04/2020

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: **Naveen Doki**

Contact Person: **Suresh Venkat D.**

Title: **Chairman of the board**

Daytime Phone Number: **703-310-7334**

Email: **suresh@futuris.company**

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- [X] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] Please submit one **originally signed** document.
- [ ] **Typical processing time is 3-5 business days** following the date of receipt in our office.
- [ ] *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- [ ] Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

1. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series M Preferred Stock, $0.0001 par value per share (the "Series M Preferred Stock").

B. Number of Shares. The number of shares of Series M Preferred Stock authorized shall be two hundred and seventy-three thousand (273,000) shares. Each share of Series M Preferred Stock shall have a stated value equal to $0.0001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series M Stated Value").

C. Dividends. Initially, there will be no dividends due or payable on the Series M Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

2. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series M Preferred Stock are entitled to receive net assets on a pro-rata basis. Each holder of Series M Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series M Preferred Stock receive securities of the surviving Corporation having substantially similar rights as the Series M Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor Corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series M Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series M Preferred Stock elect otherwise.

3. CONVERSION

The holders of shares of Series M Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(A) **Right to Convert**.

a. Each share of Series M Preferred Stock (the "Preferred Shares") shall be automatically converted on the Conversion Date into one thousand (1,000) shares of common stock of the Company.

b. Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent. The date on which conversion may be made shall be referred to as the "Conversion Date."

(B) **Adjustments to Conversion Rate**.

a. **Reclassification, Exchange and Substitution**. If the common stock issuable on conversion of the Series M Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series M Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series M Preferred Stock immediately before that change.

b. **Reorganizations, Mergers, Consolidations or Sale of Assets**. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b)

or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series M Preferred Stock shall thereafter be entitled to receive upon conversion of the Series M Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series M Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series M Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (B)(b) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series M Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

4. RANK

All shares of the Series M Preferred Stock shall rank (i) senior to the Corporation's Common Stock, par value $0.0001 per share ("Common Stock"), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Section 4, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series M Preferred-Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series M Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5. VOTING RIGHTS

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series M Preferred Stock shall have no voting rights.

6. PROTECTION PROVISIONS

So long as any shares of Series M Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series M Preferred Stock, alter or change the rights, preferences or privileges of the Series M Preferred so as to affect adversely the holders of Series M Preferred Stock.

7. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series M Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series M Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (1) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series M Preferred Stock granted hereunder may be waived as to all shares of Series M Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series M Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally

recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner its set forth in this Section.

RECEIPT

Wyoming
Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020

RECEIPT INFORMATION

PIONEER GLOBAL INC
4506 DALY DR STE 100
CHANTILLY, VA 20151-3723

Receipt #: **002093166**
Receipt Date: **01/21/2021**
Processed By: **Austin Stege**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Common Amendment - Profit Corporation - Domestic	2021-003108405	1	$50.00	$50.00
	TOTAL CHARGES PAID			**$50.00**

Description of Payment	Reference	Amount
Payment-Check / Money Order	1014	$50.00
	TOTAL PAYMENT	**$50.00**

In Reference To:
Futuris Company (2010-000588847); Amendment ID: 2021-003108405

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(307) 777-5343
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